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EXHIBIT 11 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                        December 31,  December 31,      December 31,
Primary:                   1994          1993             1992
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
Net earnings (loss)
  (000's)                    $24,467      $(2,656)           $27,520
  Adjustment for
  dividends on con-
  vertible preferred
  shares                     (2,441)       (2,589)           (2,677)

Adjusted net earnings
  (loss)                     $22,026      $(5,245)           $24,843
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Weighted average
  common shares
  outstanding             15,404,994    15,326,748        14,687,003

Common stock
  equivalents (1):
  Stock Options               39,313             0           129,104
  Employee incentive
  plans                      116,739             0           126,497
  Restricted stock                 0             0            23,154
    Total                 15,561,046    15,326,748        14,965,758

Primary earnings (loss)
  per share                    $1.42       $(0.34)             $1.66
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Fully-Diluted:

Net earnings (loss)
  (000's)                    $24,467      $(2,656)           $27,520
  Adjustment for
  dividends on
  convertible preferred
  shares (2)                       0      $(2,589)                 0
  Adjustment for incre-
  mental dividends
  on convertible
  preferred shares           (1,076)             0           (2,210)

Adjusted net earnings        $23,391      $(5,245)           $25,310
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Weighted average
  common shares
  outstanding             15,404,994    15,326,748        14,687,003

Common Stock
  equivalents (1):
  Stock options               39,313             0           129,104
  Compensation unit
  plan                       116,739             0           126,497
  Restricted stock                 0             0            35,997
  Convertible
  preferred stock          1,114,757             0         1,216,482
Total                     16,675,803    15,326,748        16,195,083

Fully diluted
  earnings (loss)
  per share                    $1.40       $(0.34)             $1.56
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
(1) For 1993, average shares outstanding have not been increased by the common stock equivalents relating to the employee stock option and employee incentive plans as the effect would be anti-dilutive.

(2) For 1993, the net loss was adjusted for dividends on convertible preferred shares as the adjustment for incremental dividends on convertible preferred shares would be anti-dilutive.

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